DELOITTE & TOUCHE LLP
                          125 Summer Street
                   Boston, Massachusetts 02110-1617
                      Telephone: (617) 261-8000
                      Facsimile: (617) 261-8111

                                             Exhibit 15


December 16, 1994

The Timberland Company
200 Domain Drive
Stratham, New Hampshire 03885

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Timberland Company and subsidiaries for the periods ended April 1, 1994, April 2, 1993, July 1, 1994, July 2, 1993, September 30, 1994,
and October 1, 1993, as indicated in our reports dated April 26, 1994 (May 4, 1994 as to Note 4), July 21, 1994, and October 25, 1994, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended April 1, 1994, July 1, 1994 and September 30, 1994, are incorporated by reference in the Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LP